Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Jennifer Baier (714) 382-2692	Ria Marie Carlson (714) 382-4400
jennifer.baier@ingrammicro.com	ria.carlson@ingrammicro.com

Chris Kelly (714) 382-3355	Kay Leyba (714) 382-4175
chris.kelly@ingrammicro.com	kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS THIRD QUARTER 2005 RESULTS

     North America surpasses profitability target
European operating income grows 27% on 10% sales growth

     SANTA ANA, Calif., Oct. 27, 2005 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the third quarter of 2005 (ended Oct. 1, 2005).

     Worldwide sales for the third quarter were $6.96 billion, a 16 percent increase over the $6.02 billion posted in the year-ago period.

     Third-quarter net income based on generally accepted accounting principles (GAAP) was $48.4 million or $0.29 per diluted share. Net income includes major-program and integration costs of $7.2 million (approximately $5.6 million net of tax or $0.03 per diluted share) related to the company’s outsourcing and optimization plan in North America and the integration of Tech Pacific, which the company acquired in November 2004, as described in the special items section below. Net income also includes a charge of $8.4 million ($6.0 million net of tax, or $0.04 per diluted share) related to the company’s redemption of all its outstanding senior subordinated notes and termination of related interest-rate swap agreements.

     Net income on a non-GAAP basis, which excludes the costs identified above, was $60.0 million, or $0.36 per diluted share. A reconciliation of these non-GAAP items to GAAP net income can be found in the tables attached to this press release. In addition, financial results for the quarter were favorably impacted by a reduction in the 2005 effective tax rate from 31 percent in the first six months of the year to 29 percent, as well as a net discreet benefit primarily related to the implementation of more efficient tax structures. This rate is currently expected to be the company’s full-year effective tax rate. The effective tax rate in 2004 was 32 percent.

     In the year-ago quarter, GAAP net income was $77.3 million, or $0.49 per diluted share, which includes benefits totaling $44.7 million, or $0.28 per diluted share, as described in the special items section below. Year-ago net income on a non-GAAP basis, which excludes these benefits, was $32.6 million, or $0.21 per diluted share.

      “Over the last eight quarters we have consistently delivered solid sales growth, and this quarter we drove much of it to the bottom line,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc. “Every region’s sales and operating income grew over last year. In North America, we exceeded our commitment of achieving a 150-basis-point operating margin (on a non-GAAP basis) through a broad set of margin initiatives and ongoing cost containment. Europe achieved double-digit growth in sales and operating income in the face of weak economies in that region. Latin America’s operating margin hit a third-quarter record, while the Tech Pacific acquisition helped the Asia Pacific region improve operating margins by 92 basis points on a GAAP basis and 113 basis points on a non-GAAP basis. I am extremely proud of our teams around the world for the excellent performance.”

Additional Third-Quarter Highlights

For more detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales

    North American sales were $3.09 billion (44 percent of total revenues), an increase of one percent versus the $3.05 billion reported in the year-ago quarter.
    European sales were $2.34 billion (34 percent of total revenues), an increase of 10 percent versus the $2.13 billion reported in the year-ago quarter.
    Asia-Pacific sales were $1.21 billion (17 percent of total revenues), an increase of 112 percent versus the $570 million reported in the year-ago quarter.
    Latin American sales were $324 million (5 percent of total revenues), an increase of 21 percent versus the $267 million reported in the year-ago quarter.

Gross Margin

     Gross margin in the 2005 third quarter was 5.49 percent, an improvement of 12 basis points versus the second quarter of 2005, and flat with the prior year quarter.

Operating Expenses

    Total operating expenses were $298.9 million, or 4.29 percent of revenues, versus $269.4 million, or 4.48 percent of revenues, in the year-ago quarter.
    Excluding major-program and integration costs, operating expenses were $291.7 million, or 4.19 percent of revenues, versus $272.1 million, or 4.52 percent of revenues, in the year-ago period.

Operating Income

     Worldwide operating income was $82.9 million, or 1.19 percent of revenues versus $60.2 million or 1.00 percent of revenues in the year-ago quarter. Excluding major-program and integration costs, operating income on a non-GAAP basis was $90.1 million, or 1.30 percent of revenues. In the prior year, operating income on a non-GAAP basis was $57.5 million, or 0.96 percent, excluding the benefit related to the favorable resolution of lease termination costs.

    North American operating income on a GAAP basis was $43.7 million, or 1.42 percent of revenues, versus $39.1 million, or 1.28 percent of revenues, in the year-ago quarter. Excluding major-program and reorganization costs, North American operating income on a non-GAAP basis was $48.5 million, or 1.57 percent of revenues.
    European operating income was $21.0 million, or 0.90 percent of revenues, versus $16.6 million, or 0.78 percent of revenues, in the year-ago quarter.
    Asia-Pacific operating income was $13.9 million, or 1.15 percent of revenues, versus $1.3 million, or 0.23 percent of revenues, in the year-ago quarter. Excluding major-program and integration costs, Asia- Pacific operating income on a non-GAAP basis was $16.4 million, or 1.36 percent of revenues in 2005.
    Latin American operating income was $4.3 million, or 1.34 percent of revenues, versus $3.3 million, or 1.22  percent of revenues in the year-ago quarter.
  Other income and expenses for the quarter were $20.7 million, versus $5.3 million in the year-ago period. Other expenses in the current year included a loss of $8.4 million on the redemption of the company’s outstanding senior subordinated notes and termination of related interest-rate swap agreements, while the prior year amount includes a gain of $4.3 million related to currency hedging of the company’s Australian dollar-denominated purchase of Tech Pacific. Excluding these charges, other income and expenses on a non-GAAP basis were $12.2 million in 2005 compared to $9.6 million in 2004, reflecting additional interest expense related to the Tech Pacific and AVAD acquisitions, as well as higher sales and interest rates.
  Total depreciation was $12.5 million.
  Capital expenditures were approximately $9.7 million.

Balance Sheet

  The cash balance at the end of the third quarter was $429 million, an increase of $31 million over the year-end 2004 balance.
  Inventory was $1.93 billion, or 27 days on hand, a decrease of one day from the year-end balance. Inventory turns were 14.
  Total debt was $655 million, or 22 percent of total capitalization, versus $515 million, or 19 percent of capitalization, at the end of last year, primarily due to the acquisition of AVAD.

     “The superior execution of our regional operations drove our strong results in the quarter,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc. “The demand and competitive environments remained relatively stable with the prior quarter. Our emphasis on superior customer service, process improvements and higher margin growth markets continues to pay dividends and differentiates Ingram Micro from our competitors. We continued our focus on profitability, delivering our highest third-quarter operating margin in seven years.”

Nine-Month Period

      For the nine months ended Oct. 1, 2005, worldwide sales were $20.85 billion, a 16 percent increase over the $18.01 billion reported a year ago. Regional sales were $8.94 billion for North America (a 4 percent increase versus the prior-year period); $7.41 billion for Europe, (an increase of 8 percent in U.S. dollars, of which the translation impact of the strengthening European currencies contributed approximately 3 percentage points); $3.59 billion for Asia-Pacific (an increase of 105 percent); and $904 million for Latin America (an increase of 18 percent).

      Worldwide operating income for the nine-month period was $230.5 million, or 1.11 percent of revenues, versus $174.6 million, or 0.97 percent of revenues, reported a year ago. For comparison purposes, operating income on a non-GAAP basis excluding major-program costs was $261.5 million, or 1.25 percent of revenues, versus $172.2 million, or 0.96 percent of revenues, in the prior-year period.

      Nine-month net income on a GAAP basis was $132.5 million, or $0.81 per diluted share, compared to $140.7 million, or $0.89 per diluted share, a year ago. For comparison purposes, nine-month net income excluding major-program costs, integration costs and special items was $158.3 million, or $0.97 per diluted share compared to $96.1 million, or $0.61 per diluted share, a year ago.

Details on Special Items

     As indicated above, third-quarter results were affected by special items of $15.6 million, or approximately $11.6 million net of tax. This includes: major-program costs of $4.7 million primarily related to severance, including consulting, retention and other transition expenses, associated with the company’s previously announced North American outsourcing and optimization plan; and integration costs of $2.5 million, primarily associated with closing redundant facilities, workforce reductions, consulting, relocation and other integration actions related to the acquisition of Tech Pacific in November 2004. Also reflected in third quarter results is a charge of $8.4 million, or approximately $6.0 million net of tax, related to the redemption of the company’s senior subordinated notes and termination of related interest-rate swap agreements.

     Last year’s third-quarter results were affected by benefits that included: $40.0 million for the reversal of previously accrued income taxes related to gains realized on the sale of securities; a foreign-exchange gain of $4.3 million (approximately $2.9 million net of tax) related to currency hedging of the company’s Australian dollar-denominated purchase of Tech Pacific; and $2.7 million (approximately $1.8 million net of tax) related to the favorable resolution of lease termination costs associated with the 2003 profit-enhancement program.

Outlook for the Fourth Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

      The company’s guidance for the fourth quarter ending Dec. 31, 2005:

    Sales are expected to range from $7.75 billion to $8.00 billion.
    Net income excluding special items is expected to range from $78 million to $84 million, or $0.47 to $0.50 per diluted share, based on approximately 167 million shares outstanding and a 29-percent effective tax rate.

     Net income and earnings guidance excludes any reorganization costs, major program costs or integration expenses, which the company is unable to reasonably estimate on a quarterly basis at this time.

     “Our fourth quarter guidance reflects a seasonal increase in line with historical norms, along with our continued emphasis on strong execution,” said Spierkel. “Year-over-year sales comparisons in U.S. dollars are expected to be tempered by the translation impact of a softer Euro, which has weakened approximately seven percent since last year. Our focus on profitability has positioned us well and we expect to benefit from growth in new categories such as AIDC/POS, consumer electronics, and mobility. In addition, our diversification strategy continues to bear fruit, helping us perform consistently in challenging markets while developing expertise in promising new areas such as services and logistics. The strength and stability of our management team continues to be a key component of our success.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (517) 308-9002 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or entry into new markets could negatively impact our future operating results; (6) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, outcome of the SEC and U.S. Attorney’s inquiries; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to d eliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended January 1, 2005; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

# # #

© 2005 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

     Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	October 1,	January 1,
	2005	2005

ASSETS
Current assets:
Cash	$429,221	$398,423
Trade accounts receivable, net	2,785,792	3,037,417
Inventories	1,933,718	2,175,185
Other current assets	339,115	471,137

Total current assets	5,487,846	6,082,162

Goodwill and other non-current assets	938,425	844,575

Total assets	$6,426,271	$6,926,737

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,951,366	$3,536,880
Accrued expenses	440,121	607,684
Current maturities of long-term debt	168,985	168,649

Total current liabilities	3,560,472	4,313,213

Long-term debt, less current maturities	486,290	346,183
Other liabilities	33,247	26,531

Total liabilities	4,080,009	4,685,927

Stockholders' equity	2,346,262	2,240,810

Total liabilities and stockholders' equity	$6,426,271	$6,926,737

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended October 1, 2005

	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

Net sales	$6,959,334	$-	$6,959,334
Costs of sales	6,577,531	-	6,577,531

Gross profit	381,803	-	381,803

Operating expenses:
Selling, general and
administrative	296,888	(5,234)	291,654
Reorganization costs	1,981	(1,981)	-

	298,869	(7,215)	291,654

Income from operations	82,934	7,215	90,149

Interest and other	20,661	(8,413)	12,248

Income before income taxes	62,273	15,628	77,901

Provision for income taxes	13,873	4,056	17,929

Net income	$48,400	$11,572	$59,972

Diluted earnings per share:
Net income	$0.29	$0.07	$0.36

Diluted weighted average
shares outstanding	164,405,056	164,405,056	164,405,056

	Thirteen Weeks Ended October 2, 2004

	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

Net sales	$6,016,389	$-	$6,016,389

Costs of sales	5,686,798	-	5,686,798

Gross profit	329,591	-	329,591

Operating expenses:
Selling, general and
administrative	272,064	-	272,064
Reorganization costs	(2,652)	2,652	-

	269,412	2,652	272,064

Income from operations	60,179	(2,652)	57,527

Interest and other	5,323	4,277	9,600

Income before income taxes	54,856	(6,929)	47,927

Provision for income taxes	(22,424)	37,761	15,337

Net income	$77,280	$(44,690)	$32,590

Diluted earnings per share:
Net income	$0.49	$(0.28)	$0.21

Diluted weighted average
shares outstanding	158,210,613	158,210,613	158,210,613

(a)	Special items in 2005 represent reorganization costs of $1,981 primarily related to employee termination benefits for workforce reductions in North America and Asia-Pacific and facility consolidations in Asia-Pacific; $5,234 charged to selling, general and administrative expenses, primarily comprised of consulting, retention, and other transition costs related to the Company's outsourcing and optimization plan in North America and integration of Tech Pacific in Asia-Pacific; and a loss of $8,413 on the redemption of the Company's senior subordinated notes and termination of related interest-rate swap agreements.

(b)	Special items in 2004 represent adjustments to reorganization costs of $2,652 for lower than expected lease obligation costs related to actions taken in North America and Europe in previous years, a foreign-exchange gain of $4,277 related to currency hedging of the Company's Australian-dollar denominated purchase of Tech Pacific in November 2004, and an income tax benefit of $39,978 for the reversal of previously accrued federal and state income taxes related to the gain on the sale of securities in 1999 and 2000.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended October 1, 2005

	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

Net sales	$20,851,812	$-	$20,851,812

Costs of sales	19,722,994	-	19,722,994

Gross profit	1,128,818	-	1,128,818

Operating expenses:
Selling, general and
administrative	887,397	(20,062)	867,335
Reorganization costs	10,959	(10,959)	-

	898,356	(31,021)	867,335

Income from operations	230,462	31,021	261,483

Interest and other	49,424	(8,413)	41,011

Income before income taxes	181,038	39,434	220,472

Provision for income taxes	48,489	13,637	62,126

Net income	$132,549	$25,797	$158,346

Diluted earnings per share:
Net income	$0.81	$0.16	$0.97

Diluted weighted average
shares outstanding	163,584,100	163,584,100	163,584,100

	Thirty-nine Weeks Ended October 2, 2004

	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

Net sales	$18,008,648	$-	$18,008,648

Costs of sales	17,026,129	-	17,026,129

Gross profit	982,519	-	982,519

Operating expenses:
Selling, general and
administrative	810,342	-	810,342
Reorganization costs	(2,456)	2,456	-

	807,886	2,456	810,342

Income from operations	174,633	(2,456)	172,177

Interest and other	26,507	4,277	30,784

Income before income taxes	148,126	(6,733)	141,393

Provision for income taxes	7,423	37,823	45,246

Net income	$140,703	$(44,556)	$96,147

Diluted earnings per share:
Net income	$0.89	$(0.28)	$0.61

Diluted weighted average
shares outstanding	158,510,907	158,510,907	158,510,907

(a)	Special items in 2005 represent reorganization costs of $10,959 primarily related to employee termination benefits for workforce reductions in North America and Asia-Pacific and facility consolidations in Asia-Pacific; $20,062 charged to selling, general and administrative expenses, primarily comprised of consulting, retention, and other transition costs related to the Company's outsourcing and optimization plan in North America and integration of Tech Pacific in Asia-Pacific, primarily comprised of consulting, accelerated depreciation of fixed assets associated with facility closures, and other costs related to the acquisition of Tech Pacific; a loss of $8,413 on the redemption of the Company's senior subordinated notes and termination of related interest-rate swap agreements; and a benefit of $2,201 for the reversal of previously accrued state income taxes related to gains on the sale of securities in 1999 and 2000.

(b)	Special items in 2004 represent a net credit adjustment to reorganization costs of $2,456 primarily for lower than expected lease obligation costs related to actions taken in North America and Europe in previous years, a foreign-exchange gain of $4,277 related to currency hedging of the Company's Australian-dollar denominated purchase of Tech Pacific, and an income tax benefit of $39,978 for the reversal of previously accrued federal and state income taxes related to the gain on the sale of securities in 1999 and 2000.

     Ingram Micro Inc.
Supplementary Information
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended October 1, 2005

	Income from operations

	Net Sales	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

North America	$3,086,104	$43,749	$4,717	$48,466
Europe	2,341,826	20,970	(14)	20,956
Asia-Pacific	1,207,845	13,884	2,512	16,396
Latin America	323,559	4,331	-	4,331

	$6,959,334	$82,934	$7,215	$90,149

	Thirteen Weeks Ended October 2, 2004

	Income from operations

	Net Sales	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

North America	$3,051,027	$39,072	$(2,585)	$36,487
Europe	2,128,386	16,562	(67)	16,495
Asia-Pacific	569,810	1,287	-	1,287
Latin America	267,166	3,258	-	3,258

	$6,016,389	$60,179	$(2,652)	$57,527

(a)	Special items in 2005 represent reorganization costs of $1,981, consisting of $709 in North America, primarily related to employee termination benefits for workforce reductions; $1,286 in Asia-Pacific, primarily related to employee termination benefits for workforce reductions and facility consolidations; partially offset by net credit adjustments of $14 in Europe for lower than expected costs to settle obligations related to previous actions; and $5,234 charged to selling, general and administrative expenses ($4,008 in North America and $1,226 in Asia-Pacific), primarily comprised of consulting, retention, and other transition costs related to the Company's outsourcing and optimization plan in North America and integration of Tech Pacific in Asia-Pacific.

(b)	Special items in 2004 represent credit adjustments to reorganization costs of $2,652 ($2,585 in North America and $67 in Europe) for lower than expected lease obligation costs related to actions taken in previous years.

     Ingram Micro Inc.
Supplementary Information
(Dollars in 000s)
(Unaudited)

	Thirty-nine Weeks Ended October 1, 2005

	Income from operations

	Net Sales	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

North America	$8,943,314	$102,548	$21,001	$123,549
Europe	7,411,515	86,271	(35)	86,236
Asia-Pacific	3,592,986	30,887	10,055	40,942
Latin America	903,997	10,756	-	10,756

	$20,851,812	$230,462	$31,021	$261,483

	Thirty-nine Weeks Ended October 2, 2004

	Income from operations

	Net Sales	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

North America	$8,635,773	$92,430	$(2,493)	$89,937
Europe	6,850,041	71,887	(279)	71,608
Asia-Pacific	1,755,432	2,581	316	2,897
Latin America	767,402	7,735	-	7,735

	$18,008,648	$174,633	$(2,456)	$172,177

(a)	Special items in 2005 represent reorganization costs of $10,959, consisting of $6,319 in North America, primarily related to employee termination benefits for workforce reductions; $4,675 in Asia-Pacific, primarily related to employee termination benefits for workforce reductions and facility consolidations; partially offset by net credit adjustments of $35 in Europe for lower than expected costs to settle obligations related to previous actions; and $20,062 charged to selling, general and administrative expenses ($14,682 in North America and $5,380 in Asia-Pacific), primarily comprised of consulting, retention, and other transition costs related to the Company's outsourcing and optimization plan in North America and integration of Tech Pacific in Asia-Pacific, primarily comprised of consulting, accelerated depreciation of fixed assets associated with facility closures, and other costs related to the acquisition of Tech Pacific.

(b)	Special items in 2004 represent a net adjustment to reorganization costs of $2,456 which consisted of a charge of $316 related to employee termination benefits for workforce reductions in Asia-Pacific and $2,772 of net credit adjustments ($2,493 in North America and $279 in Europe) for lower than expected lease obligation costs and lower than expected employee termination benefits related to detailed actions taken in previous quarters.